Exhibit 99.1

FXCM Group Closes on Sale of its

Stake in FastMatch

NEW YORK, August 14, 2017 -- FXCM Group, LLC (“FXCM Group” or “FXCM”), a leading international provider of online foreign exchange trading, CFD trading, spread betting and related services, today, has closed on the sale of its stake in FastMatch Inc. (“FastMatch”).

Cash of $46.7 million was paid to FXCM on closing, with $8.7 million held in escrow subject to certain potential future adjustments. In addition, FXCM has a share of a $10 million earnout if certain performance targets of FastMatch are met.

FXCM’s proceeds from the sale were used to repay debt owed to Leucadia, with $66.8 million outstanding.

“With the close of this deal we have made a significant step towards reducing the Leucadia debt,” said Brendan Callan, CEO of FXCM Group.

About FXCM Group, LLC

FXCM Group is a holding company of Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively “FXCM”].

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company’s mission is to provide global traders with access to the world’s largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools proprietary data and premium resources. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications

jsales@fxcm.com